Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SRA INTERNATIONAL, INC.,

ALEX ACQUISITION CORPORATION

and

ADROIT SYSTEMS, INC.

Dated as of January 3, 2003

TABLE OF CONTENTS

ARTICLES

i

SECTION 10.10	Construction	54

ARTICLE XI DEFINITIONS		54

EXHIBITS

Exhibit A – Form of Voting Agreement

Exhibit 1.02(b) – Form of Articles of Merger

Exhibit 1.05 – List of Initial Officers and Directors of Surviving Corporation

Exhibit 2.02(a) – Form of Letter of Transmittal and Substitute Form W-9

Exhibit 2.03(a) – Form of Escrow Agreement

Exhibit 7.02(c) – Form of Opinion from Steptoe & Johnson LLP

Exhibit 7.02(j)(1) – Form of Non-Disclosure Agreement

Exhibit 7.02(j)(2) – Form of Non-Competition Agreement

Exhibit 7.02(m) – Form of Stock Purchase Agreement

Exhibit 7.03(g) – Form of Opinion of Hogan & Hartson L.L.P.

ANNEXES

Annex A – List of Company Shareholders to execute Voting Agreements

Annex B – List of Company Shareholders to execute Stock Purchase Agreements

Annex C – List of Key Employees

Annex D – List of Employees to Repay Loans

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2003 (this “Merger Agreement”), is entered into by and among SRA International, Inc., a corporation organized under the Laws of the State of Delaware (“Parent”), Alex Acquisition Corporation, a corporation organized under the Laws of the Commonwealth of Virginia (“Merger Sub”), and Adroit Systems, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (“Company”).

WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Virginia Stock Corporation Act (“VSCA”), will merge with and into Company (the “Merger”);

WHEREAS, upon the consummation of the Merger, Merger Sub will cease to exist, and Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of Company has (i) determined that the Merger is fair to and in the best interests of the holders of Company Common Stock (as defined in Section 3.04), (ii) approved and adopted this Merger Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended approval and adoption of this Merger Agreement by the holders of the Company Common Stock;

WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to and in the best interests of Parent and its stockholders and the boards of directors of Parent and Merger Sub and the sole shareholder of Merger Sub have approved and adopted this Merger Agreement and the transactions contemplated hereby; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Merger Agreement, simultaneous herewith certain Company Shareholders listed on Annex A attached hereto are entering into Voting Agreements, in substantially the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which, among other things, each such Company Shareholder agrees to vote in favor of this Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger

Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with the VSCA, at the Effective Time (as defined in Section 1.02) Merger Sub shall be merged with and into Company, with Company being the surviving corporation (hereinafter sometimes called “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and Surviving Corporation shall continue to exist as a Virginia corporation.

SECTION 1.02 Closing Date; Effective Time

(a) Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the “Closing” and the date of such Closing, the “Closing Date”) will take place as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street NW, Washington, D.C., 20004, unless another date or place is agreed to in writing by the Parent and Company.

(b) Subject to the provisions of this Merger Agreement, at Closing, Parent, Merger Sub and Company shall cause articles of merger (the form of which is attached hereto as Exhibit 1.02(b)) as required by, and executed in accordance with, the relevant portions of the VSCA, together with such other documents as may be required by the relevant portions of the VSCA (the “Articles of Merger”), to be executed, and simultaneously with the Closing, delivered to the State Corporation Commission of the Commonwealth of Virginia for filing. The Merger shall become effective at the date and time specified in the evidence of the filing of the Articles of Merger issued by the State Corporation Commission of the Commonwealth of Virginia (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 1.03 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the Articles of Merger and in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Bylaws

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the articles of incorporation of Company, as in effect immediately prior to the Effective Time or as they may be amended by the Articles of Merger, shall be the articles of incorporation of Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time or as they may be amended by the Articles of Merger, shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of Surviving Corporation and such bylaws.

SECTION 1.05 Directors and Officers

At the Effective Time, the initial officers and directors of Surviving Corporation shall be the Persons listed on Exhibit 1.05, each to hold office in accordance with the articles of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 The Merger

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the securities referred to in this Section 2.01:

(a) Common Stock. Each share of Company Common Stock (excluding any shares described in Section 2.01(b) and any Dissenting Shares (as defined Section 2.01(d)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receivean amount of cash equal to the Transaction Value divided by the Company Share Amount (subject to the amount to be withheld pursuant to Section 2.03). The aggregate amount of cash payable pursuant hereto is referred to herein as the “Merger Consideration”. All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (each, a “Certificate” and, collectively, the “Certificates”) shall thereafter represent only the right to receive that portion of the Merger Consideration allocable to the shares of Company Common Stock represented by such Certificate. Except as otherwise provided herein or by applicable Law, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock represented by such Certificates except the right to receive that portion of the Merger Consideration allocable to the shares of Company Common Stock represented by such Certificates. Subject to Section

2.03, each Certificate (or, if any such Certificate has been lost, stolen or destroyed, an affidavit in accordance with Section 2.02(d)) shall be exchanged for that portion of the Merger Consideration allocable to the shares of Company Common Stock represented by such Certificate.

(b) Treasury Stock. All shares of capital stock of Company held in the treasury of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

(c) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Stock”) shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Dissenters’ Rights. Notwithstanding anything in this Merger Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Shareholder”) who duly demands appraisal of his shares of Company Common Stock pursuant to the VSCA and complies with all the provisions of the VSCA concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger (“Dissenting Shares”) shall not be converted as described in Section 2.01(a) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Shareholder in accordance with the VSCA; provided, however, that, to the extent permissible under the VSCA, no such payment shall be made unless and until such Dissenting Shareholder has surrendered to Parent the Certificate representing the shares of Company Common Stock for which payment is being made or, if such Certificate has been lost, stolen or destroyed, an affidavit in accordance with Section 2.02(d). If, however, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the VSCA, his shares shall be deemed to be converted as of the Effective Time into the right to receive that portion of the Merger Consideration allocable to such shares, without interest, pursuant to Section 2.01(a). Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Except as otherwise required by applicable Law, Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

SECTION 2.02 Payment Procedure; Cancellation of Certificates

(a) Payment Procedures. At Closing, each Company Shareholder (other than any Company Shareholder who wishes to exercise such shareholder’s rights in accordance with Section 2.01(d)) shall surrender to Parent the Certificate or Certificates representing all of the shares of Company Common Stock owned by such Company Shareholder immediately prior to the Effective Time, together with a letter of transmittal and an IRS Substitute Form W-9 in substantially the form of Exhibit 2.02(a), and any other documents reasonably required by Parent. Upon surrender by a Company Shareholder of one or more Certificates at Closing, such Certificate shall forthwith be canceled and Parent shall promptly deliver to each such Company Shareholder such Company Shareholder’s allocable portion of the Merger Consideration, calculated pursuant to Section 2.01 (minus the cash withheld pursuant to Sections 2.02(c) (if any) and 2.03(a)) based on the aggregate number of shares of Company Common Stock held by such Company Shareholder, by wire transfer of immediately available funds to an account designated by such Company Shareholder (such account information to be provided to Parent no less than five (5) business days prior to Closing) or, if such amount is less than $500,000, at Parent’s option, by delivery of a bank check payable to such Company Shareholder. Until surrendered in accordance with the provisions of this Section 2.02, after the Effective Time each Certificate shall represent for all purposes only the right to receive that portion of the Merger Consideration allocable to the shares of Company Common Stock represented by such Certificate, without any interest thereon.

(b) No Further Rights in Stock; No Further Ownership Rights in Company Common Stock. The Merger Consideration given upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.01 and 2.02 shall be deemed to have been given (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

(c) Withholding of Tax. Parent shall be entitled to deduct and withhold from the allocable portion of the Merger Consideration otherwise payable to any Company Shareholder such amounts as Parent (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent (or any Affiliate thereof), such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent (or any Affiliate thereof).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by Parent, the granting of an indemnity on reasonable terms (and, if required by Parent, if more than $20,000 is payable by Parent pursuant hereto with respect to any such Certificate, the posting by such Person of a bond in such reasonable amount as Parent may direct) against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent shall pay to such Person that portion of the Merger Consideration allocable to the shares represented by such lost, stolen or destroyed Certificate.

(e) No Liability. After the Closing Date, any holder of Company Common Stock who has not presented such holder’s Certificates to Parent for cancellation and exchange shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion of the Merger Consideration that may be payable upon surrender of any Certificates such holder holds, as determined pursuant to this Merger Agreement, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of a Certificate for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.03 Escrow Fund; Shareholders’ Representative

(a) Escrow Fund. When making payments of cash to the Company Shareholders in exchange for their shares of Company Common Stock pursuant to Sections 2.01 and 2.02, Parent shall withhold an aggregate of Five Million Dollars ($5,000,000) in cash (the “Escrow Cash”), and at the Closing Parent shall deliver such Escrow Cash to SunTrust Bank as escrow agent (the “Escrow Agent”). The Escrow Cash shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit 2.03(a) (the “Escrow Agreement”) to be executed at Closing. Parent shall withhold the Escrow Cash by reducing the amount of cash otherwise payable to each Company Shareholder pursuant to Sections 2.01 and 2.02 by an amount equal to such Company Shareholder’s Pro Rata Portion of the Escrow Cash. The Escrow Cash shall be delivered to the Company Shareholders only in accordance with the terms of the Escrow Agreement and this Merger Agreement. The Escrow Cash together with any interest earned on the Escrow Cash shall be held as an escrow fund (the “Escrow Fund”) by the Escrow Agent pursuant to the terms of the Escrow Agreement to provide a source of payment, pursuant to the terms of this Merger Agreement and the Escrow Agreement, of amounts, if any, owing to the Parent Indemnified Persons under Section 9.02 and the reimbursement to Parent of amounts owed Parent under Section 5.11 (if any). In the event that the Merger and this Merger Agreement are approved by the requisite vote of the Company Shareholders pursuant to the VSCA, then all Company Shareholders shall, without any further act of any Company Shareholder, be deemed to have consented to and approved (i) the establishment of the Escrow Fund to be used as provided in this Merger Agreement and the Escrow Agreement to provide a source of payment, pursuant to the terms of the Escrow Agreement and this Merger Agreement, for amounts, if any, owing to Parent Indemnified Persons under Section 9.02 and the reimbursement to Parent of amounts owed Parent under Section 5.11 (if any), and (ii) the appointment of the Shareholders’ Representative as the representative under the Escrow Agreement of the Company Shareholders and as the attorney-in-fact and agent for and on behalf of each such Company Shareholder.

(b) Escrow Period. The Escrow Fund shall be held in escrow under the terms of the Escrow Agreement until the second anniversary of the Closing Date (the “Initial Escrow Period”). At the conclusion of the Initial Escrow Period, the Escrow Agent shall disburse all or such portion of the Escrow Fund not theretofore paid to Parent in accordance with the terms of, or subject to a pending claim under, the Escrow Agreement and this Merger Agreement to the Company Shareholders based upon each Company Shareholder’s Pro Rata Portion of the amount to be disbursed. To the extent that any portion of the Escrow Fund is subject to a pending claim under the Escrow Agreement, the Escrow Agent shall retain such portion of the Escrow Fund under the Escrow Agreement until such time as such pending claim is finally resolved (the “Additional Escrow Period”). The Initial Escrow Period, as and if extended by the Additional Escrow Period, is referred to herein as the “Escrow Period”.

(c) Appointment of Shareholders’ Representative. David Sterling shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Shareholders (with full power of substitution in the premises), in accordance with this Section 2.03(c) (the above named representative, as well as any subsequent representative of the Company Shareholders appointed by the Company Shareholders, being referred to herein as the “Shareholders’ Representative”). The Shareholders’ Representative shall have the authority to (i) execute and deliver the Escrow Agreement as the representative of the Company Shareholders, (ii) review all claims for indemnification asserted by a Parent Indemnified Person pursuant to Section 9.02 and the reimbursement to Parent of amounts owed Parent under Section 5.11 (if any), (iii) authorize the payment or disbursement of funds with respect to or to satisfy all or any portion of any such claims for indemnification asserted by a Parent Indemnified Person pursuant to Section 9.02 and the reimbursement to Parent of amounts owed Parent under Section 5.11 (if any), (iv) dispute, compromise, litigate or settle on behalf of the Company Shareholders any such claims for indemnification asserted by a Parent Indemnified Person pursuant to Section 9.02 and the reimbursement to Parent of amounts owed Parent under Section 5.11 (if any), (v) give and receive all notices required to be given under this Merger Agreement by or to each Company Shareholder, (vi) execute and deliver on behalf of the Company Shareholders any documents or Agreements contemplated by or necessary or desirable in connection with the foregoing, (vii) expend reasonable amounts in connection with the performance of the Shareholders’ Representative’s obligations pursuant to this Section 2.03(c) or to defend himself against any claim arising out of the proper exercise of his authority pursuant hereto and (viii) take such further actions, including coordinating and administering post-closing matters, related to the rights and obligations of the Company Shareholders as are authorized in this Merger Agreement and the Escrow Agreement.

In the event that David Sterling dies, becomes legally incapacitated or resigns from such position, Russell Scholl shall fill such vacancy and shall be deemed to be the Shareholders’ Representative for all purposes of this Agreement. In the event that Russell Scholl dies, becomes legally incapacitated or resigns from such position, a successor Shareholders’ Representative shall be elected by the affirmative vote of a majority of the Company Shareholders, with each such Company Shareholder entitled to cast one vote for each share of Company Common Stock held by such Company Shareholder immediately prior to the Closing Date.

The Shareholders’ Representative shall not be liable to any Company Shareholder, Parent, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Shareholders’ Representative in his role as Shareholders’ Representative under or in connection with this Merger Agreement and the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Representative. The Shareholders’ Representative shall be entitled to rely upon any instrument or writing believed by the Shareholders’ Representative to be genuine and sufficient and properly presented, and shall not be liable to the Company Shareholders, Parent, Merger Sub or the Surviving Corporation for any action taken or omitted to be taken by the Shareholders’ Representative in such reliance.

Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the appointment of the Shareholders’ Representative pursuant to this Section 2.03(c) and treat such Shareholders’ Representative as the duly appointed attorney-in-fact of each Company Shareholder.

Each Company Shareholder who votes in favor of the Merger and this Merger Agreement, by such vote and without any further action, and each Company Shareholder who receives any portion of the Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms the appointment and authority of the Shareholders’ Representative as set forth in this Section 2.03(c).

(d) Non-Transferability of Escrow Interests. Parent and the Shareholders’ Representative will jointly maintain a ledger to record the interest in the Escrow Fund held by each Company Shareholder. No certificates will be issued to evidence ownership of such interests. Such interests will be nontransferable, except by operation of Law or by will. Such interests will not entitle the Company Shareholder to any voting or dividend rights and will not bear interest (other than the right to receive a proportional amount of any interest earned on the Escrow Cash if such amounts are distributed in accordance with this Merger Agreement and the Escrow Agreement).

SECTION 2.04 Company Option Plan

The Company Stock Options (to the extent not exercised prior to the Effective Time), the Option Plan and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of Company shall be terminated as of the Effective Time, and following the Effective Time no holder of a Company Stock Option nor any participant in any such plan, program or arrangement shall have any right thereunder to (i) acquire capital securities of the Surviving Corporation or of Parent or (ii) receive any other consideration as a result of such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as specifically set forth in the disclosure schedule delivered by Company to Parent prior to or upon the execution and delivery of this Merger Agreement (the “Company Disclosure Schedule”) and specifically referenced in the Company Disclosure Schedule to the Section(s) of this Article III to which such disclosure applies, Company represents, warrants to and agrees with Parent and Merger Sub as follows, in each case as of the date of this Merger Agreement, unless otherwise specifically set forth herein or in the Company Disclosure Schedule:

SECTION 3.01 Organization and Qualification

Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Company is duly licensed or qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in Section 3.01 of the Company Disclosure Schedule and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.02 No Subsidiaries; No Loans

(a) Company has no Subsidiaries. Company has no equity investment or other equity interest in any Person.

(b) Except as set forth in Section 3.18 of the Company Disclosure Schedule, Company has not made advances or loans to any Person other than travel and education advances made to employees in the Ordinary Course of Business.

SECTION 3.03 Articles of Incorporation and Bylaws

Company has furnished to Parent a true and complete copy of the articles of incorporation of Company, as currently in effect on the date of this Merger Agreement, and a true and correct copy of Company’s bylaws, as currently in effect on the date of this Merger Agreement, and in each case certified by the corporate secretary of Company. Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

SECTION 3.04 Capitalization

The authorized capital stock of Company consists of 3,000,000 shares of common stock (the “Company Common Stock”), of which 2,000,000 shares are classified as Class A common stock, par value $0.01 per share, and 1,000,000 shares are classified as Class B common stock, par value $0.01 per share. As of the date hereof, 666,593 shares of Company’s Class A common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and 10,409 shares of Company’s Class B common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are held in the treasury of Company. Section 3.04(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the names and addresses of (i) all holders of record of Company Common Stock and the number and class of shares held by each such shareholder and (ii) all holders of Company Stock Options and, for each outstanding Company Stock Option, the exercise price, grant date and the number of shares of Company Common Stock for which such Company Stock Option is exercisable. Other than shares of Company Common Stock reserved for issuance pursuant to the exercise of Company Stock Options, no other shares of Company Common Stock have been reserved for any purpose. Other than the Company Stock Options, there are no outstanding securities convertible into or exchangeable for Company Common Stock or any other securities of Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock or any other securities of Company, except as contemplated hereunder or as set forth in Section 3.04(b) of the Company Disclosure Schedule. There are no legends set forth on the Certificates that will restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or give the holder of such Certificate greater rights than the holder of a Certificate without such legend. Each of the outstanding shares of Company Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person. Except as set forth in Section 3.04(c) of the Company Disclosure Schedule, there are no Agreements pursuant to which any Person (other than Company) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company.

SECTION 3.05 Authority; Binding Obligation

Other than the adoption and approval of this Merger Agreement and the Merger by an affirmative vote of holders of more than two-thirds of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting as separate classes, in accordance with the VSCA (the “Company Shareholder Approval”), (a) the execution and delivery by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments required to be executed by Company in connection herewith, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and (b) no other corporate proceedings on the part of Company are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments required to be executed by Company in connection herewith, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06 No Conflict; Required Filings and Consents

(a) The execution, delivery and performance by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or bylaws of Company; (ii) subject to obtaining the Company Shareholder Approval and to filing and recording the Articles of Merger as required by the VSCA, conflict with or violate any Law applicable to Company, or any of its Assets; (iii) except as set forth in Section 3.06(a) of the

Company Disclosure Schedule, conflict with, result in any breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration of, or create in another Person, a put right, purchase obligation or similar right under, any Agreement to which Company is a party or by which Company, or any of its Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) the consents and approvals set forth in Section 3.06(b) of the Company Disclosure Schedule, (B) the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia pursuant to the VSCA, (C) the Company Shareholder Approval, and (D) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Governmental Entity or any other Person has notified Company that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company as part of Parent. Company is not aware of any fact or circumstance related to it that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any material delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable Law.

SECTION 3.07 Intellectual Property

(a) Section 3.07(a) of the Company Disclosure Schedule identifies, as of the date hereof, (i) each item of Intellectual Property owned by Company consisting of (A) letters patent and patent applications, (B) registered and unregistered trademarks, service marks, trade names and applications therefor, and (C) registered copyrights and applications therefor; (ii) all licenses of Intellectual Property licensed to Company by a third party. Company has not licensed (as licensor) or sublicensed (as sublicensor) any Intellectual Property except (x) in the course of distributing software products of Company, or (y) to the U.S. Government pursuant to a

Government Contract or a subcontract under a Government Contract. Section 3.07(a) of the Company Disclosure Schedule identifies each customer to which Company has licensed software products of Company. Company has previously furnished to Parent a copy of the form customer Agreement(s) used to license and distribute commercial software products of Company.

(b) Company either owns or has appropriate rights to use all of the Intellectual Property that is reasonably necessary to, and currently used for, its business as now conducted and such Intellectual Property owned by Company is free and clear of Encumbrances except as set forth in Section 3.07(b) of the Company Disclosure Schedule. All software products of Company have been written, created and/or developed solely by employees of Company acting within the scope of their employment. Without limiting the foregoing, Company has and enforces a policy requiring each employee to execute an inventions Agreement substantially in the form previously provided to Parent (a “Company Inventions Agreement”), and each present and former employee has executed such an Agreement. Company has taken all steps that are customary and consistent with good practice in its industry to protect Company’s ownership rights in the Intellectual Property.

(c) There are no pending or, to Company’s knowledge, threatened claims against Company alleging that the conduct of its business infringes any Intellectual Property rights of any other Person. Company holds sufficient numbers of valid licenses to all copies of software owned by third parties and used by Company in its business as currently conducted. The business of Company as now conducted by Company does not infringe any valid third-party United States Intellectual Property rights, and the business of Company as proposed to be conducted by Company will not, to the Company’s knowledge, infringe any valid third-party United States Intellectual Property rights.

(d) To Company’s knowledge, no third party is infringing upon any of Company’s Intellectual Property, and Company has not notified any third party that Company believes such third party is interfering with, infringing, or misappropriating any Intellectual Property owned by Company or engaging in any act of unfair competition. Company has the right to bring an action for the infringement of any Intellectual Property that is owned by Company.

(e) Company has taken reasonable steps to protect Company’s rights in confidential information and trade secrets of Company. Without limiting the foregoing, Company has and enforces a policy requiring each employee to execute a confidentiality and non-disclosure Agreement substantially in the form previously provided to Parent, and each present and former employee has executed such an Agreement.

(f) The operation of the business of Company as it currently is conducted or currently proposed to be conducted by Company does not and, to Company’s knowledge, will not when conducted by Parent or the Surviving Corporation in the same manner following the Closing, infringe or misappropriate any valid United States Intellectual Property right (other than a patent) of any Person, infringe any issued United States patent, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any applicable jurisdiction. None of the current officers or employees of Company has any patents issued or applications pending for any device, process, design or invention of any kind now used or essential to Company in the operation of the business of Company as it currently is conducted, for which the patents or applications have not been assigned to Company, with assignment duly recorded in the United States Patent and Trademark Office.

(g) Any Intellectual Property required to have been placed in escrow by Company by the terms of a customer Agreement has been, and (if applicable according to such customer Agreement) is currently, escrowed in accordance with the applicable customer Agreement. Section 3.07(g) of the Company Disclosure Schedule identifies each such escrow Agreement. Company is not in material breach of any customer Agreement used to license and distribute software products of Company, nor will this Merger Agreement or the transactions contemplated by this Merger Agreement result in such breach. All unexpired representations and warranties made or given by Company to any of its customers respecting its Intellectual Property are true and correct in all material respects. Company has not provided to any of its customers the source code for any Intellectual Property owned by Company.

(h) Neither this Merger Agreement nor the transactions contemplated by this Merger Agreement will result in (i) the Surviving Corporation granting to any third party any right to any Intellectual Property owned by or licensed to the Surviving Corporation, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses other than those non-compete and other restrictions applicable to Company prior to the Closing that are listed in Section 3.13 of the Company Disclosure Schedule, or (iii) the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing.

(i) Except for the rights or interests held by the U.S. Government with respect to Company’s Intellectual Property, no Person (including, without limitation, any prior employer of any employee of the Company) has any right to or interest in any Intellectual Property assigned to Company by any employee of Company (including, without limitation, any present or former employee of Company) pursuant to the Company Inventions Agreement executed by such employee of Company.

SECTION 3.08 Financial Statements and Condition

(a) Company has prepared the audited balance sheets of Company as of the end of the fiscal year ending on September 30 in each of 2000, 2001 and 2002 and the statements of income, Company’s equity and changes in financial position for each of such fiscal years, in each case audited by Aronson & Company, Company’s independent public accountants, in accordance with GAAP and accompanied by the related report of Aronson & Company (collectively, the “Company Financial Statements”). A true and complete copy of the Company Financial Statements has been delivered to Parent and is attached as Section 3.08(a) of the Company Disclosure Schedule to, and constitutes an integral part of, the Company Disclosure Schedule.

(b) The Company Financial Statements, including, without limitation, the notes thereto, (i) have been prepared in accordance with the books and records of Company and (ii) present fairly the financial position of Company and its results of operations and cash flows as of the respective dates of and for the periods referred to in such Company Financial Statements in accordance with GAAP applied on a basis consistent with prior accounting periods.

(c) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain Asset accountability; (iii) access to Assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Section 3.08(d) of the Company Disclosure Schedule lists all of the changes in the methods of accounting or accounting practices or policies of Company during the five-year period preceding the date of this Merger Agreement that are not otherwise disclosed in the Company Financial Statements or in the audited financial statements of Company for the two-year period immediately preceding the initial one-year period covered by the Company Financial Statements (a copy of which financial statements is attached to Section 3.08(d) of the Company Disclosure Schedule) and that had during such five-year period, or would reasonably be expected to have in upcoming periods, a material effect on the balance sheet of Company or its statements of income, equity and changes in financial position.

SECTION 3.09 Absence of Certain Developments

Except as disclosed in Section 3.09 of the Company Disclosure Schedule, since September 30, 2002:

(a) the business of Company has been conducted in all material respects only in the Ordinary Course of Business;

(b) Company has not become liable in respect of any guarantee incurred or otherwise become liable in respect of any debt;

(c) Company has not mortgaged, pledged or subjected to any lien any of its property or Assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding Ten Thousand Dollars ($10,000) in the aggregate;

(d) Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of its capital stock or other equity interests;

(e) Company has not (i) acquired or leased from any other Person any material Assets, or sold or leased to any other Person or otherwise disposed of any material Assets (in any case except for Assets acquired, leased or sold in the Ordinary Course of Business); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person, (B) the purchase of Assets constituting a business or (C) any merger, consolidation or other business combination (other than this Merger Agreement); (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible Assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or (viii) entered into or consummated any transaction with any Affiliate;

(f) there has been no loss, destruction or damage to any material item of property of Company, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

(g) other than in the Ordinary Course of Business, Company has not made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company;

(h) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving Company or any material change in personnel or the terms and conditions of the employment of such personnel;

(i) Company has not (x) made any change in (aa) its methods of accounting or accounting practices, except as required by GAAP, or (bb) its pricing policies or payment or credit practices or (y) failed to pay any creditor any amount owed to such creditor when due or (z) granted any extensions of credit other than in the Ordinary Course of Business;

(j) Company has not terminated or closed any material facility, business or operation;

(k) Company has not made any loan, advance or capital contributions to, or any other investment in, any Person;

(l) Company has not adopted or increased any benefits under any Plan;

(m) Company has not written up or written down any of its material Assets;

(n) Company has not terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under, any material contractual obligation; and

(o) Company has not entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.09.

SECTION 3.10 Absence of Undisclosed Liabilities

There are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company, including but not limited to liabilities for Taxes or that are related to Company’s divestiture of certain Assets to Pratt & Whitney in fiscal year 2001, that are not reflected or reserved against in the balance sheet of Company as of September 30, 2002, except for those that may have been incurred after September 30, 2002 in the Ordinary Course of Business or that are not material in amount either individually or collectively. Since September 30, 2002, Company has not incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. Additionally, all bonuses and incentive compensation (including, without limitation, all compensation-related expenses) have been accrued on the Company Financial Statements based on GAAP and consistent with past practices.

SECTION 3.11 Litigation; Disputes

Section 3.11 of the Company Disclosure Schedule lists each action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or its business or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, before or by any domestic or foreign court, arbitrator or Governmental Entity that the Company has received notice of, or is pending, or, to the knowledge of Company, is threatened. Company is not (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

SECTION 3.12 Real Property Leases

Section 3.12 of the Company Disclosure Schedule lists each real property lease under which Company is the lessee or lessor and the expiration date of such lease (the “Real Property Leases”). Company is the owner and holder of the leasehold estates purported to be granted to it by the Real Property Leases. Each Real Property Lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company has performed all material obligations under the Real Property Leases required to be performed by Company to date. To the knowledge of Company, no party is in default in any material respect under any Real Property Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default. Company does not own or hold interests (other than as a tenant under the Real Property Leases) in any Real Property.

SECTION 3.13 Other Agreements; No Default

Sections 3.12 and 3.13 of the Company Disclosure Schedule list each Agreement to which Company is a party or by which Company, or any of its Assets, is bound, and which (i) involves expenditures or receipts by Company (other than Agreements which do not require payments or yield receipts of more than Twenty-Five Thousand Dollars ($25,000) in any twelve (12) month period or more than Fifty Thousand Dollars ($50,000) in the aggregate); or (ii) contain covenants that limit the freedom of Company to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the “Company Contracts”). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied in all material respects with the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply in all material respects with the provisions thereof, (B) any default by Company or, to the knowledge of Company, any other party thereunder, or (C) to the knowledge of Company (x) any threatened cancellation thereof or (y) any outstanding dispute thereunder. Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

SECTION 3.14 Labor Relations

There are no collective bargaining or other labor union Agreements to which Company is a party. There are, and for the past two (2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened or reasonably anticipated between Company and (a) any current or former employees of Company or (b) any union or other collective bargaining unit representing such employees. There is no unfair labor practice charge or complaint, or other proceeding, against Company pending, or to the knowledge of Company, threatened before the National Labor Relations Board or any similar state or foreign agency. Company has complied and is in compliance with all applicable Laws relating to employment, labor, or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the transactions contemplated hereunder.

SECTION 3.15 Pension and Benefit Plans

(a) Company has delivered to Parent prior to the execution of this Merger Agreement true and complete copies of the plan documents, summary plan descriptions, summaries of material modifications, all related trust Agreements, insurance contracts, or other funding arrangements, all related service provider Agreements, annual financial or actuarial valuation reports, the three most recent Forms 5500 or 5500C/R (with accompanying schedules), registration statements, and prospectuses for all Company Benefit Plans. No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or has any withdrawal liability pursuant to ERISA Sections 4201 through 4225 with respect to any such multiemployer plan. Section 3.15(a) of the Company Disclosure Schedule contains (i) a list of all Company Benefit Plans, (ii) a list of Company Benefit Plans that are Company Pension Plans, and (iii) a list of Company Benefit Plans that are Company Stock Plans.

(b) From their inception, all Company Benefit Plans have been and are in compliance in all material respects (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans. All required reports, returns, and descriptions (including annual reports (Forms 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Company Benefit Plan.

(c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

(d) Company has no obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise (other than continuation coverage to the extent required by applicable Law), and, except as otherwise provided by Law, there are no restrictions on the rights of Company to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No Company Benefit Plan, individually or collectively, provides for any payment by Company to any employee or independent contractor that is not deductible under Section 162(a)(1) or Section 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(f) Each Company Pension Plan which is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt. Company has delivered to Parent true and complete copies of all such determination letters, and no fact or event has occurred that could adversely affect such qualified or exempt status.

(g) No Company Benefit Plan is or is funded by a Voluntary Employees’ Beneficiary Association (“VEBA”) within the meaning of Section 501(c)(9) of the Code.

(h) Company has made or reserved all contributions (including employer contributions and employee salary reduction contributions) and other payments and paid all premiums required to be made or paid for each Company Benefit Plan within the time periods prescribed by ERISA.

(i) Company is not now and has never been a “substantial employer” as defined in Section 4001(a)(2) of ERISA and no Company Benefit Plan has subjected or does subject Company to any liability under ERISA Sections 4063 or 4064.

(j) There have been no material “prohibited transactions” (as such term is defined in ERISA Section 406 and Code Section 4975) with respect to any Company Benefit Plan. No fiduciary of any Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject Company, directly or indirectly, to any penalty or liability for breach of fiduciary duty.

(k) No Company Benefit Plan has experienced a “reportable event” (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

SECTION 3.16 Taxes and Tax Matters

(a) All Taxes due from the Company on or before the Closing have been paid.

(b) Company has filed on a timely basis all Tax Returns that it was required to file pursuant to applicable Laws. All such Tax Returns were accurate and complete in all material respects. Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. Company has not executed any currently effective waiver or extension of any statute of limitations in respect of a Tax assessment or deficiency. There are no security interests on any of the Assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) Company has no knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company has filed Tax Returns. There is no dispute or claim concerning any liability for

Taxes of Company either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company has delivered to Parent copies of, and Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of, income tax returns required to be filed by Company with the U.S. Internal Revenue Service or any state government with respect to the taxable periods of Company during the period between December 31, 1998 and the date hereof; indicates which of such tax returns (if any) have been audited; and indicates which of such tax returns (if any) currently are the subject of an audit.

(e) The unpaid Taxes of Company did not, as of the date of this Merger Agreement, and will not, as of the Closing Date, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited monthly financial statements of Company covering the month in which such dates occur. Such financial statements, including, without limitation, the notes thereto, (i) will be prepared in accordance with the books and records of Company and (ii) will present fairly the financial position of Company and its results of operations and cash flows as of the respective dates of and for the periods referred to in such financial statements in accordance with GAAP applied on a basis consistent with prior accounting periods.

(f) Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company is not a party to any Tax allocation or sharing Agreement. Company (A) has not been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) does not have any liability for the Taxes of any Person (other than Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract or otherwise.

(g) Section 3.16 of the Company Disclosure Schedule sets forth the following information with respect to Company as of the date hereof: (i) the tax basis of Company in its Assets; (ii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to Company; and (iii) the amount of any gain or loss allocable to Company arising out of any “intercompany transaction” as defined in Treas. Reg. Section 1.1502-13(b)(1) that has not been taken into account as of the date hereof.

(g) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

SECTION 3.17 Insurance

Section 3.17 of the Company Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker’s compensation and other forms of insurance of any kind owned or held by Company and, with respect to each such policy, the policy expiration date. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company with all requirements of applicable Law and of all Agreements to which Company is a party; (d) are valid and outstanding policies and, to the knowledge of Company, enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated with Company and by companies engaged in similar businesses as Company and owning similar Assets.

SECTION 3.18 Arrangements With Related Parties

Except as set forth in Section 3.18 of the Company Disclosure Schedule, no present shareholder, former holder of more than 3% of the outstanding capital stock of Company, present or former officer or director, or Person known by Company to be an Affiliate of Company, nor any Person known by Company to be an Affiliate of such Person, is currently a party to any transaction or Agreement with Company, including any Agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, shareholder or Affiliate other than travel and education advances made to employees in the Ordinary Course of Business.

SECTION 3.19 Books and Records

The books of account, stock records, minute books and other corporate and financial records of Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to Company. Company will have prior to Closing made available to Parent all minutes of meetings of the Board of Directors and/or shareholders of Company held as of such date (or written consents in lieu of such meetings).

SECTION 3.20 Assets

Company has good (and, in the case of any real property, good and marketable) title to all Assets owned by it, including, without limitation, all material Assets reflected in the Company Financial

Statements and all Assets acquired by Company since September 30, 2002 (except for Assets reflected in the Company Financial Statements or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances and as set forth in Section 3.20 of the Company Disclosure Schedule. All material personal property of Company used in the conduct of its business is in good operating condition and repair, subject to ordinary wear and tear, and is suitable and adequate for the uses for which it is intended or is being used. The Company has no inventory.

SECTION 3.21 Board Recommendation

The Board of Directors of Company has adopted, in compliance with the VSCA, a resolution approving and adopting this Merger Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the holders of the Company Common Stock.

SECTION 3.22 Directors and Officers

Section 3.22 of the Company Disclosure Schedule lists all directors and officers of Company as of the date hereof, showing each such Person’s name, positions, and annual remuneration, bonuses and fringe benefits paid by Company for the current fiscal year and the most recently completed fiscal year.

SECTION 3.23 State Takeover Statutes

The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Article 14.1 (Section 13.1-728.1 et seq.) of the VSCA) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock, the Merger or any other transaction contemplated by this Merger Agreement.

SECTION 3.24 Environmental Matters

Company is now and has always been in material compliance with all Environmental Laws. Company has no material liability under any Environmental Law. Except as set forth in Section 3.24 of the Company Disclosure Schedule, Company is not responsible for any liability of any other Person under any Environmental Law. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which could result in liability to the Company under any Environmental Law. There are no pending or to the knowledge of Company, threatened Environmental Claims, and Company has not received any notice of any Environmental Claim from any Governmental Entity or other Person. Company is not, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.

SECTION 3.25 Government Contracts and Other Commitments

The representations and warranties in this Section 3.25 are not in limitation of any other representation or warranty found in this Merger Agreement.

(a) With respect to any contracts with Governmental Entities and subcontracts (at any tier) under prime contracts with Governmental Entities to which Company is a party (collectively, “Government Contracts”): (A) such Government Contracts constitute valid and binding obligations of, and are legally enforceable in accordance with their respective terms against, Company and, to Company’s knowledge, such Government Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law); (B) Company is in compliance in all material respects with the terms of all Government Contracts to which it is a party and all applicable Laws, regulations and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration and other aspects of its Government Contracts, including without limitation the False Claims Act, False Statements Act, and Truth in Negotiations Act, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (C) neither Company, nor to the knowledge of Company, any other party has terminated, canceled or waived any material term or condition of any such Government Contract; (D) the cost accounting, pricing, estimating, property and procurement systems relating to Company’s Government Contracts are in compliance in all material respects with applicable Laws, regulations and contract provisions, including without limitation procurement integrity Laws and regulations, cost principles and cost accounting standards; and (E) Company is in compliance in all material respects with all obligations to protect and secure National Security Information, including, without limitation, those specified in the National Industrial Security Program “Operating Manual” and other applicable guidance related to the protection of Sensitive Compartmented Information.

(b) With respect to the Government Contracts to which Company is a party, except as is reserved for on the Company Financial Statements: (A) each billed account receivable represents a bona fide claim against the government for sales, services performed or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable Government Contracts in all material respects; (B) to Company’s knowledge, each such billed account receivable is subject to no defense, counterclaim or right to setoff and is fully collectable in the Ordinary Course of Business; and (C) all unbilled or unreserved amounts included in accounts receivable will, in the Ordinary Course of Business, mature into and become billed accounts receivable in the same or greater amount and such receivables, when billed, will be fully collectable in the Ordinary Course of Business.

(c) With respect to the Government Contracts to which Company is a party, none of such Government Contracts has incurred or expects to incur cost overruns in an amount exceeding Twenty Five Thousand Dollars ($25,000).

(d) With respect to the Government Contracts to which Company is a party, Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, such Government Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

(e) With respect to any Government Property provided to or acquired by Company pursuant to the Government Contracts: (A) the approximate value of such Government Property as of the date hereof is approximately One Hundred Fifty Thousand Dollars ($150,000); and (B) there exists no material deviation between the Government Property as provided to or acquired by Company and the Government Property as currently possessed by Company.

(f) Neither Company nor any of its principals (as defined in 48 C.F.R. 52.209-5(a)(2)):

        (i) are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any federal government agency and, to the knowledge of Company, (A) no proposed debarment, suspension or eligibility action is pending against Company or any of its principals, and (B) there are no facts, circumstances, or conditions existing, individually or in the aggregate, which would reasonably be expected to result in such debarment, suspension or ineligibility;

        (ii) has been convicted of or had a civil judgment rendered against them for (A) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state or local) contract or subcontract, (B) violation of federal or state antitrust statutes relating to the submission of offers, or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or

        (iii) has been indicted for, or otherwise criminally or civilly charged by a Governmental Entity with, any of the offenses enumerated in subsection (f)(ii) immediately above.

In addition, Company has not had one or more Government Contracts to which Company is a party terminated for default by any Governmental Entity.

(g) To the knowledge of Company, there is no: (A) pending or threatened investigation for fraud or other misconduct relating to Government Contracts to which Company is a party; (B) existing or threatened claim, cost disallowance, pricing adjustment, or adverse audit finding relating to any Government Contract to which Company is a party; or (C) termination for default or cure notice or show cause notice currently in effect, relating to any Government Contract to which Company is a party.

(h) Other than the confirmation from the Cognizant Agency contemplated by Section 5.08, there are no other filings, notifications or confirmations that the failure to obtain would be reasonably likely to result in the security clearances of Company or any of its employees being revoked, suspended or downgraded.

SECTION 3.26 Relations with Governments

Neither Company, nor to the knowledge of Company, any of Company’s officers, directors, employees or agents (or shareholders, distributors, representatives or other Persons acting on the express authority of Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Company in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Company has not otherwise taken any action that would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.27 Broker’s Fees

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Company and Company has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Merger Agreement.

SECTION 3.28 [Intentionally Omitted]

SECTION 3.29 Compliance with Applicable Law

(a) Company has complied, and is in compliance, in all material respects with all applicable Laws, awards, orders, judgments, decrees and injunctions applicable to Company and its business or Assets, including all applicable Laws and orders pertaining to employment or labor, safety, health, zoning and other matters, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses as presently conducted and is in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and Company does not know of, or has not received notice of, any material violations of any applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) All returns, reports, statements and other documents required to be filed by Company with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or Assets of Company have been maintained in all material respects in accordance with the rules of any Governmental Entity and are maintained at Company.

SECTION 3.30 Disclosure; Information Supplied

(a) None of (i) this Merger Agreement or any certificate (including, but not limited to, the certification regarding Company’s inventory of SCI Documents contained in a letter from Company to Parent, dated December 17, 2002) furnished or to be furnished by Company pursuant to this Merger Agreement or in connection with the transactions contemplated hereby, or (ii) to the knowledge of Company, any written statement, report or other document furnished or to be furnished by Company pursuant to this Merger Agreement or in connection with the transactions contemplated hereby, contains, or will contain, any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading. There is no fact known to Company which has not been disclosed to Parent in the Company Disclosure Schedule that would reasonably be expected to have a Company Material Adverse Effect.

(b) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Company Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.31 Backlog

Company has calculated its backlog as of September 30, 2002 in good faith and consistent with prior accounting periods. As of the date hereof, Company is not aware of any facts or circumstances with respect to such backlog, including, without limitation, any notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.32 Sarbanes-Oxley Act

Except as disclosed on Section 3.32 of the Company Disclosure Schedule, Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

SECTION 3.33 Customer Satisfaction

To the knowledge of Company, the relationships of Company with its customers are good commercial working relationships. Except as set forth on Section 3.33 to the Company Disclosure Schedule, during the twelve (12) months prior to the date of this Merger Agreement, no customer of Company that accounted for in excess of One Hundred Thousand Dollars ($100,000) of the revenues of Company during such twelve (12) month period has canceled or otherwise terminated or materially reduced its relationship with Company for reasons related to customer satisfaction.

SECTION 3.34 Banks; Power of Attorney

Section 3.34 of the Company Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which Company has accounts (including the names of all Persons authorized to draw thereon or to have access thereto). Section 3.34 of the Company Disclosure Schedule also sets forth the name of each Person holding a power of attorney from Company and a brief description thereof.

SECTION 3.35 SCI Documents Inventory

Since December 1, 2002, Company has completed an inventory of all SCI Documents and has properly accounted for all SCI Documents in accordance with applicable Laws.

SECTION 3.36 Letters of Intent

The representations and warranties in this Section 3.36 are not in limitation of any other representation or warranty found in this Merger Agreement.

Company is not, as of the date of this Merger Agreement, and will not be, at any time after the Closing Date, bound by a provision of any letter of intent regarding a business combination between Company and any other party (other than Parent) that (a) limits the freedom of Company or Parent to engage in a line of business or to compete with any third party or (b) requires the payment of any fee, commission or other payment by Company or any other party whether as a result of this Merger Agreement and the transactions contemplated hereby or otherwise (other than an obligation of Company or any other party to pay its own fees and expenses, and the fees and expenses of any brokers engaged by Company or such party, in connection with such letter of intent).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as specifically set forth in the disclosure schedule delivered by Parent and Merger Sub to Company prior to or upon the execution and delivery of this Merger Agreement (the “Parent Disclosure Schedule”) and specifically referenced in the Parent Disclosure Schedule to the Section(s) of this Article IV to which such disclosure applies, Parent and Merger Sub jointly and severally represent, warrant to and agree with Company as follows, in each case as of the date of this Merger Agreement, unless otherwise specifically set forth herein or in the Parent Disclosure Schedule:

SECTION 4.01 Organization and Qualification

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Each of Parent and Merger Sub is duly licensed or qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the ownership, operation or leasing of its Assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02 Authority; Binding Obligation

Each of Parent and Merger Sub has the full and unrestricted corporate power and authority to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments required to be executed by Parent and Merger Sub in connection herewith, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments required to be executed by Parent and Merger Sub in connection herewith, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar

Laws affecting creditors’ rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03 No Conflict; Required Filings and Consents

(a) The execution, delivery and performance by Parent and Merger Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Parent, or the articles of incorporation or the bylaws of Merger Sub; or (ii) subject to the filing and recording of the Articles of Merger as required by the VSCA, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective Assets; except for any such conflict or violation described in clause (ii) above that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth on Section 4.03(b) of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (i) the filing of the Articles of Merger as required by the VSCA and (ii) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No Governmental Entity or any other Person has notified Parent or Merger Sub that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company as part of Parent. Neither Parent nor Merger Sub is aware of any fact or circumstance related to either of them that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any material delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable Law.

SECTION 4.04 No Prior Activities of Merger Sub

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.05 Financing

Parent and Merger Sub collectively have and will have at the Closing Date sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Merger Agreement and to pay all fees and expenses related to the transactions contemplated by this Merger Agreement payable by them.

SECTION 4.06 Information Supplied

None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Company Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

PRE-CLOSING COVENANTS

SECTION 5.01 Conduct of Business of Company Until Effective Time

Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time or the earlier termination of this Merger Agreement, Company, unless otherwise expressly contemplated by this Merger Agreement, set forth on Section 5.01 of the Company Disclosure Schedule or consented to in advance and in writing by Parent, will carry on its businesses only in the Ordinary Course of Business, will seek to preserve intact its present business organization and Assets, maintain its rights and franchises, retain the services of its present officers and employees and maintain its relationships with customers, suppliers, licensors, licensees and others having business dealings with it, and will seek to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, unless otherwise expressly contemplated by this Merger Agreement, expressly set forth on Section 5.01 of the Company Disclosure Schedule or consented to in advance and in writing by Parent (which consent shall not be unreasonably delayed or withheld), Company will not:

(a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for increases in compensation or fringe benefits in the Ordinary Course of Business for any employee who is not a Key Employee); (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing Agreements of Company in effect on the date of this Merger Agreement and as set forth in the Company Disclosure Schedule) to, or enter into any severance Agreement with, any director, officer or employee, or enter into any employment Agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law or to the extent necessary to comply with Section 2.04; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement and not otherwise permitted under this Section 5.01; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or Agreement or awards made thereunder) other than as set forth on Section 5.01(a) of the Company Disclosure Schedule; (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Agreement, except as otherwise provided in this Merger Agreement or required by applicable Law, or (vii) promote or fire any Key Employee;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c) (i) redeem, purchase or otherwise acquire any shares of capital stock of Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of Company or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other Person (other than the purchase of Assets from suppliers or vendors in the Ordinary Course of Business);

(f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

(g) propose or adopt any amendments to its articles of incorporation or bylaws;

(h) make or rescind any express or deemed election relating to Taxes or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, in any such case in a manner that could reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns;

(i) make or agree to make any new capital expenditures which exceed in the aggregate Fifty Thousand Dollars ($50,000);

(j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person, enter into any “keep well” or other Agreement to maintain any financial statement condition of another Person or enter into any Agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business pursuant to Agreements set forth on the Company Disclosure Schedule, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than travel and education advances made to employees in the Ordinary Course of Business;

(k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar Agreements to which Company is a party;

(l) waive, release or assign any rights or claims, or modify, amend or terminate any Agreement to which Company is a party, other than in the Ordinary Course of Business with respect to Company Contracts;

(m) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a Governmental Entity;

(n) take any action that, or fail to take any action where such failure, (i) would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time, or (ii) would adversely affect the ability of Company prior to the Effective Time, or Parent or any of its Subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Merger Agreement, in any such case except where any such action or failure to act was at the written direction of Parent or resulted from Parent’s withholding or delaying of its consent to a reasonably made request by Company for Parent’s consent to an action that requires Parent’s prior consent under this Section 5.01 or elsewhere in this Merger Agreement;

(o) collect accounts receivables or pay accounts payable other than in the Ordinary Course of Business; or

(p) authorize, or commit or agree to do any of the foregoing.

SECTION 5.02 Efforts to Satisfy Conditions

Parent and Company shall use their respective commercially reasonable efforts to cause all conditions to the obligations of Parent and Company set forth in Article VII to be satisfied.

SECTION 5.03 Other Actions

Parent and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

SECTION 5.04 Certain Tax Matters

From the date hereof until the Effective Time, Company (a) will prepare and timely file with the relevant Taxing authority all Tax Returns required to be filed by Company during such period (“Post-Signing Returns”) or permitted extensions with respect thereto, which Post-Signing Returns shall be accurate in all material respects, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, and (c) will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to Company in respect of any Taxes.

SECTION 5.05 Access and Information

For so long as this Merger Agreement is in effect, and subject to applicable Laws, Company shall (a) afford to Parent and its officers, employees, accountants, consultants, legal counsel and other representatives during normal business hours, at reasonable times and in a manner so as not to interfere with the normal business operations of Company, full access to all of its properties, Agreements, books, records (including Tax Returns and monthly financial statements), personnel, auditors and other representatives of Company and (b) furnish promptly to Parent (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from, any Governmental Entity and (ii) all other information concerning its business, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Parent may reasonably request, in each case in a manner consistent with confidentiality undertakings of Company and preservation of its attorney-client privilege. Parent shall hold, and shall cause all of its officers, employees, accountants, consultants, legal counsel and other representatives to hold, nonpublic information in accordance with the terms of the Non-Disclosure Agreement, dated as of July 29, 2002, between Parent and Company (the “Non-Disclosure Agreement”).

SECTION 5.06 [Intentionally Omitted]

SECTION 5.07 Proxy Statement; Shareholders Meeting

(a) Company, acting through its Board of Directors, shall, in accordance with applicable Law:

        (i) duly call, give notice of, convene and hold a special meeting of the holders of Company Common Stock for the purpose of considering and taking action upon this Merger Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

        (ii) prepare and distribute a proxy statement to solicit the proxies of the Company Shareholders for purposes of the Special Meeting (the “Proxy Statement”) and shall provide Parent and its legal counsel a reasonable opportunity to review and comment upon such Proxy Statement prior to its distribution;

        (iii) recommend to the Company Shareholders the adoption of this Merger Agreement and the Merger and shall include such recommendation in the Proxy Statement, unless the Board of Directors determines, after consultation with its outside legal counsel and independent financial advisors, that to do so would constitute a breach of the fiduciary duties of the Board of Directors under applicable Law; and

        (iv) ensure that all information included in the Proxy Statement and any other materials distributed by Company to the holders of Company Common Stock in connection with the Special Meeting or this Merger Agreement (other than the information regarding Parent and Merger Sub specifically supplied by Parent in writing for inclusion in such materials) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such materials or necessary in order to make the statements in such materials, in light of the circumstances under which they were made, not misleading.

(b) Parent shall provide Company with all information concerning Parent and Merger Sub necessary for inclusion in the Proxy Statement and any other materials distributed by Company to the holders of Company Common Stock in connection with the Special Meeting or this Merger Agreement, including all information required to be disclosed with respect to Parent and Merger Sub pursuant to applicable federal and state securities Laws. Parent shall ensure that all information provided by Parent for inclusion in the Proxy Statement and any other materials distributed by Company to the holders of Company Common Stock in connection with the Special Meeting or this Merger Agreement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such materials or necessary in order to make the statements in such materials, in light of the circumstances under which they were made, not misleading.

SECTION 5.08 Security Clearances

(a) Parent and Company shall use their respective reasonable efforts to obtain, as soon as possible, confirmation from the “Cognizant Agency” (as such term is defined herein) that they will not recommend that Company’s security clearances be revoked, suspended or downgraded as a result of the Merger. Company shall, and shall cause its employees to, make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of Company and its employees from being revoked, suspended or downgraded. Parent shall furnish to Company all information reasonably required for any such filing, notification or other action to be made or taken by Company pursuant to the preceding sentence.

(b) For purposes of this Merger Agreement, the “Cognizant Agency” means the Defense Security Service of the U.S. Department of Defense and each and every agency sponsoring or acting as Cognizant Security Authority for one of the Sensitive Compartmented Information Facilities (each, an “SCIF”) maintained by Company to the extent DSS is not recognized as the Cognizant Authority for that SCIF.

SECTION 5.09 No Solicitation.

From the date of this Merger Agreement until the Effective Time or the termination of this Merger Agreement pursuant to the terms of this Merger Agreement, Company shall not and shall not permit any of its Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Company (collectively, “Representatives”) directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, (iv) disclose any non-public information relating to Company or afford access to the properties, books or records of Company to any Person that has made or may reasonably be expected to make an Acquisition Proposal or that has advised Company that it is or may be interested in making an Acquisition Proposal, or (v) authorize or permit any of its Representatives to take any such action and, Company shall promptly notify Parent of any such inquiries and proposals received by Company or any of its Representatives, relating to any of such matters.

SECTION 5.10 [Intentionally Omitted]

SECTION 5.11 Value of Net Tangible Assets; Closing Date Balance Sheet

(a) As soon as reasonably practicable after the Closing (but in no event later than 45 days thereafter), Company shall deliver to Parent and the Shareholders’ Representative (i) a balance sheet of Company as of immediately prior to the Effective Time (the “Closing Balance Sheet”) which presents fairly, in all material respects, the financial condition of Company as of such time in accordance with GAAP and consistent with the Company Financial Statements, and (ii) a valuation in writing of the Net Tangible Assets of Company as of immediately prior to the Effective Time (the “Closing Net Tangible Assets Statement”), which is to be derived from and consistent with the Closing Balance Sheet.

(b) If $8,200,000 exceeds the Net Tangible Assets of Company set forth on the Closing Net Tangible Assets Statement, then, subject to Section 9.02(b), Parent shall be entitled to offset the amount by which $8,200,000 exceeds the Net Tangible Assets of Company set forth on the Closing Net Tangible Assets Statement against the Escrow Fund in the same manner as set forth in Article IX hereof (as if such amount was a Loss). If there is a dispute with respect to the Closing Balance Sheet or the Closing Net Tangible Assets Statement, such dispute shall be resolved in accordance with the procedures set forth in the Escrow Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Appropriate Action; Consents; Filings

(a) Upon the terms and subject to the conditions set forth in this Merger Agreement, Parent, Merger Sub and Company shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any material licenses required to be obtained or made by Parent, or any of its Subsidiaries, or Company, in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the regulations of the Cognizant Agency and (B) any other applicable Law; provided that Parent and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

(b) (i) Except as Parent, Merger Sub and Company may otherwise agree, except with respect to Government Contracts, Company and Parent shall each give any notices to third parties, and use their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect.

      (ii) With respect to Government Contracts, after the date hereof, Parent, Merger Sub and Company shall use reasonable efforts to notify the other parties to each such

Government Contract (each, a “Contracting Party”) of the execution of this Merger Agreement and the proposed consummation of the Merger and the other transactions contemplated hereby, and shall work together to take such actions and provide such information as any such Contracting Party may require in connection with assigning or novating such Government Contracts (if required) or obtaining the confirmation of such Contracting Party that such Government Contract will continue in full force and effect after the consummation of the Merger (such assignments, novations or confirmations, collectively, “Government Contract Consents”).

      (iii) In the event that Company or Parent shall fail to obtain any third-party consent, approval or waiver described in Section 6.01(b)(i) of this Merger Agreement, such Person shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Person to minimize any adverse effect upon Company and Parent or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

(c) (i) From the date of this Merger Agreement until the Effective Time or the earlier termination of this Merger Agreement, Company and Parent shall promptly notify each other in writing of any pending or, to the knowledge of Company or Parent, threatened action, proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the transactions contemplated hereunder, or (B) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the business or Assets of Company.

      (ii) From the date of this Merger Agreement until the Effective Time or the earlier termination of this Merger Agreement, Company and Parent shall promptly notify each other in writing of (A) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Merger Agreement, or (B) the occurrence of an event which would be reasonably likely to (x) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (y) cause any condition to the Merger to be unsatisfied at any time prior to the date specified in Section 8.01(d).

      (iii) Company and Parent shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.02 Disclosure

Prior to the Closing Date, each of Parent, Merger Sub and Company shall notify each other by written update to its respective disclosure schedule (including, without limitation, by the addition of new sections thereto) of (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this

Merger Agreement not to be satisfied or (iii) the failure of Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; provided, however, the delivery of any notice pursuant to this Section 6.02 (including, without limitation, the addition of new sections to the disclosure schedule of either party) shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice.

SECTION 6.03 Public Announcements

Parent, Merger Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any applicable listing Agreements.

SECTION 6.04 Obligations of Merger Sub

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

SECTION 6.05 Further Assurances

(a) Subject to the terms and conditions of this Merger Agreement, each of Parent, Merger Sub and Company shall, and shall cause its Subsidiaries (if any) to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries (if any) with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Merger Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Company, Merger Sub or Parent or any of their respective Subsidiaries (if any) in connection with the Merger and the other transactions contemplated by this Merger Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Merger Agreement, each of Parent, Merger Sub and Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Merger Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

SECTION 6.06 Director Resignations

Company shall deliver to Parent at or prior to the Closing the resignation of each director of Company, effective as of the Effective Time.

SECTION 6.07 Indemnification

(a) To the fullest extent permitted by Law, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or fiduciary of Company (the “D&O Indemnified Parties”) against any and all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld or delayed) of or in connection with any actual or threatened claim, action, suit, proceeding or investigation (each a “D&O Claim”) based in whole or in part on or arising in whole or in part out of, or pertaining to (A) the fact that such Person is or was a director, officer, employee or fiduciary of Company and (B) this Merger Agreement or any of the transactions contemplated hereby, in each case regardless of whether such D&O Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time and regardless of whether such D&O Claim is asserted or claimed prior to, or at or after, the Effective Time. Parent, Company and the Surviving Corporation, as the case may be, will pay all expenses of each D&O Indemnified Party in advance of the final disposition of any such D&O Claim to the fullest extent permitted by Law upon receipt of any undertaking contemplated by Section 13.1-699 of the VSCA. Without limiting the foregoing, in the event any such D&O Claim is brought against any D&O Indemnified Party (whether arising before or after the Effective Time), (i) the D&O Indemnified Parties may retain counsel reasonably satisfactory to them and Parent, (ii) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist and cooperate in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.07, upon learning of any such D&O Claim, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have under this Section 6.07 except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 13.1-699 of the VSCA. The D&O Indemnified Parties

as a group may retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more D&O Indemnified Parties. In the event any D&O Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Merger Agreement and is successful in such action, Parent shall reimburse such D&O Indemnified Party for all its expenses in bringing and pursuing such action. Each D&O Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 6.07(a) in connection with any such action.

(b) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and Assets to any Person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 6.07.

(c) Survival of Indemnification. To the fullest extent not prohibited by Law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the D&O Indemnified Parties with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws or comparable documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any D&O Claim or Claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

SECTION 6.08 Tax Information

Parent will, or will cause Surviving Corporation to, provide to a Company Shareholder such tax-related information with respect to Company or the Merger as such Company Shareholder may reasonably request to enable such Company Shareholder to accurately prepare and make any tax filings required by Law.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Obligations of Each Party Under This Merger Agreement

The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Parent and Company, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that Parent and Company shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(b) Cognizant Agency Confirmation. Confirmation shall have been obtained from the Cognizant Agency and any applicable Cognizant Security Authority (including all SCIF sponsors) that such agency or authority will not recommend that Company’s security clearances, including any facility security clearances or individual/personnel security clearances, be revoked, suspended or downgraded as a result of the Merger.

(c) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the VSCA.

SECTION 7.02 Additional Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated in this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of Company contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct in all material respects (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation and warranty) as of the Closing Date as though made as of the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date and (ii) changes permitted by or consistent with this Merger Agreement.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all obligations and covenants required by this Merger Agreement to be performed or complied with by Company on or prior to the Closing Date.

(c) Opinion of Counsel. Parent shall have received from Steptoe & Johnson, LLP counsel to Company, an opinion dated the Closing Date in the form attached hereto as Exhibit 7.02(c).

(d) Company Material Adverse Effect. Since the date of this Merger Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) No Litigation. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, (ii) relating to the Merger and seeking to obtain from Parent or the Surviving Corporation any damages that may be material to Parent, (iii) seeking to prohibit or limit in any respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the Assets or operate the business of Company; or (v) which, if adversely determined, could have a Company Material Adverse Effect or Parent Material Adverse Effect.

(f) Consents. Company shall have procured all consents of third-parties and Governmental Entities specified in Section 3.06(b) of the Company Disclosure Schedule (other than any Government Contract Consents).

(g) Repayment of Loans. Company shall have received repayment in full of the outstanding balance under the promissory notes listed on Annex D hereto.

(h) Director Resignations. Company shall have delivered to Parent prior to the Closing the resignation of each director of Company, effective as of the Effective Time.

(i) Dissenting Shareholders. At the Effective Time, Dissenting Shares shall not constitute greater than five (5) percent of the total shares of Company Common Stock outstanding at the Effective Time.

(j) Non-Disclosure Agreements; Non-Competition Agreements. Each employee of Company who will become an employee of the Surviving Corporation shall have executed and delivered to Parent a non-disclosure Agreement in the form attached hereto as Exhibit 7.02(j)(1). Each Key Employee shall have executed and delivered to Parent a non-competition Agreement in the form attached hereto as Exhibit 7.02(j)(2).

(k) Officers’ Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the chief executive officer and the chief financial officer of Company certifying (i) that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been duly satisfied, (ii) that all outstanding Company Stock Options have been exercised or terminated in accordance with their terms and the terms of the Option Plan, and (iii) the number of shares of Company Common Stock outstanding at the Effective Time and that there are no other securities of Company outstanding at the Effective Time, including any securities convertible into or exchangeable for Company Common Stock or any other securities of Company or any outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company.

(l) Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Company certifying that attached thereto are true and correct copies of (i) Company’s articles of incorporation and bylaws, and any amendments thereto, (ii) a good standing certificate of Company, duly certified by the State Corporation Commission of the Commonwealth of Virginia, (iii) all actions by written consent or resolutions duly adopted by the Board of Directors or shareholders of Company which authorize and approve the execution, delivery and performance of this Merger Agreement and the consummation of the transactions contemplated hereby, and (iv) the incumbency, signature and authority of the officers of Company authorized to execute, deliver and perform this Merger Agreement and all other documents, instruments or Agreements related thereto executed or to be executed by Company.

(m) Stock Purchase Agreements. Parent shall have received from each Person listed on Annex B hereto a duly executed and delivered Stock Purchase Agreement, in substantially the form of Exhibit 7.02(m) (each, a “Stock Purchase Agreement”), to invest the amount set forth opposite such Person’s name on Annex B hereto in Class A common stock of Parent.

SECTION 7.03 Additional Conditions to Obligations of Company

The obligations of Company to effect the Merger and the other transactions contemplated by this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct in all material respects (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation and warranty) as of the Closing Date as though made as of the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date and (ii) changes permitted by or consistent with this Merger Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Merger Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date.

(c) Officers’ Certificate. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of each of Parent and Merger Sub by the chief executive officer and the chief financial officer of each of Parent and Merger Sub certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been duly satisfied.

(d) Secretary’s Certificate. Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of each of Parent and Merger Sub certifying that attached thereto are true and correct copies of (i) the certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, in each case including any amendments thereto, (ii) a good standing certificate of Parent and Merger Sub, duly certified by their respective jurisdiction of incorporation, (iii) all actions by written consent or resolutions duly adopted by the Board of Directors and shareholders of Parent and Merger Sub which authorize and approve the execution, delivery and performance of this Merger Agreement and the consummation of the transactions contemplated hereby, and (iv) the incumbency, signature and authority of the officers of Parent and Merger Sub authorized to execute, deliver and perform this Merger Agreement and all other documents, instruments or Agreements related thereto executed or to be executed by Parent and Merger Sub.

(e) Agreements. Parent and Merger Sub shall have executed and delivered all documents required to be executed and delivered by Parent and Merger Sub pursuant hereto, including, but not limited to, the Escrow Agreement.

(f) Consents. Parent and Merger Sub shall have procured all consents of third parties and Governmental Entities specified in Section 4.03(b) of the Parent Disclosure Schedule.

(g) Opinion of Counsel. Company shall have received from Hogan & Hartson L.L.P. counsel to Parent and Merger Sub, an opinion dated the Closing Date in the form attached hereto as Exhibit 7.03(g).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination

This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by the Company Shareholders:

(a) by mutual written consent of Parent and Company;

(b) (i) by Parent by written notice to Company at any time prior to Closing, if Company is in material breach of any representation, warranty or covenant of Company contained in this Merger Agreement and such breach has not been cured within ten (10) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail;

      (ii) by Company by written notice to Parent at any time prior to Closing, if Parent or Merger Sub is in material breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Merger Agreement and such breach has not been cured within ten (10) business days following receipt by Parent of written notice of such failure describing the extent and nature thereof in reasonable detail;

(c) by either Parent or Company by written notice to the other at any time prior to Closing, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect and become final and non-appealable;

(d) by either Parent or Company by written notice to the other at any time prior to Closing, if the Merger shall not have been consummated by the date that is one hundred and eighty (180) days after the date of this Merger Agreement; provided, however, that the right to terminate this Merger Agreement under this Section 8.01(d) shall not be available to (i) Parent, where Parent’s failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company’s failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(e) by either Parent or Company by written notice to the other at any time prior to Closing, if the Special Meeting is held and the Company Shareholder Approval is not obtained.

SECTION 8.02 Effect of Termination

In the event of termination of this Merger Agreement by either Parent or Company as provided in Section 8.01, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of their respective directors or officers, except (i) nothing herein shall relieve any party from liability for any breach hereof, (ii) each party shall be entitled to any remedies at law or in equity for such breach and (iii) Sections 8.02 and 8.03 shall remain in full force and effect and survive any termination of this Merger Agreement.

SECTION 8.03 Expenses

All fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 8.04 Amendment

Subject to applicable Law, this Merger Agreement may be amended by the parties hereto at any time prior to the Closing Date by an instrument in writing signed by the parties.

SECTION 8.05 Extension; Waiver

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01 Survival of Representations

All representations, warranties, covenants, indemnities and other Agreements made by Company in this Merger Agreement shall survive until the second anniversary of the Closing Date; provided, however, that (a) the representations set forth in Section 3.04 (Capitalization) and Section 3.05 (Authority; Binding Obligation) shall survive in perpetuity, (b) the representations set forth in Section 3.01 (Organization and Qualification), subsection (a) of Section 3.02 (No Subsidiaries), Section 3.15 (Pension and Benefit Matters), Section 3.16 (Tax and Tax Matters) and Section 3.24 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations. Except for Section 4.01 (Organization and Qualification) which shall survive until the expiration of the applicable statute of limitations, Section 4.02 (Authority; Binding Obligation) which shall survive in perpetuity, and Section 4.03 (No Conflict; Required Filings and Consents) and Section 4.06 (Information Supplied) which shall survive until the second anniversary of the Closing Date, none of the representations, warranties, covenants, indemnities and other Agreements made by Parent or Merger Sub in the Merger Agreement shall survive the Closing Date. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, Agreement or indemnity set forth in this Merger Agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

SECTION 9.02 Indemnification by the Company Shareholders

(a) Except as provided in and subject to Section 9.02(b), each Company Shareholder shall indemnify, defend and hold Parent, the Surviving Corporation and their respective officers and directors, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (all such Persons hereinafter are referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons,” but in no event shall any Company Shareholder be such a Parent Indemnified Person) harmless against all Losses (excluding any such Losses to the extent recoverable by any Parent Indemnified Persons under any applicable insurance policy) resulting from, imposed upon or incurred by any Parent Indemnified Person, directly or indirectly, as a result of any of the following:

        (i) the failure of any representation or warranty of Company given or made by Company in this Merger Agreement or in the Company Disclosure Schedule or in any certificate delivered by or on behalf of Company pursuant hereto to be true and correct as of the date of this Merger Agreement and true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except for (A) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date and (B) changes permitted by or consistent with this Merger Agreement);

        (ii) any failure by Company to perform or comply in all material respects with any covenant or obligation contained in this Merger Agreement or in any certificate delivered by or on behalf of Company pursuant hereto; and

        (iii) in accordance with Section 5.11, the amount, if any, by which $8,200,000 exceeds the Net Tangible Assets of Company set forth on the Closing Net Tangible Assets Statement.

(b) Notwithstanding anything in this Merger Agreement to the contrary:

        (i) the Company Shareholders, collectively, shall have no obligation to indemnify the Parent Indemnified Persons from and against any Losses pursuant to Section 9.02(a) until the aggregate of such Losses for all Parent Indemnified Persons exceeds $150,000 (at which point the Company Shareholders will be obligated to indemnify the Parent Indemnified Persons from and against all such aggregate Losses (including those Losses that constitute such $150,000)); provided, however, that such $150,000 threshold shall not apply to the amount, if any, due to Parent in accordance with Section 5.11 and Section 9.02(a)(iii), which amount shall instead be paid in full out of funds held in the Escrow Fund as promptly as practicable after delivery by Company to Parent of the Closing Balance Sheet and the Closing Net Tangible Assets Statement (subject to the resolution of any dispute with respect thereto), and such amount shall not be deemed a Loss for purposes of determining whether the threshold has been met; provided, further, however, that if a holder of valid shares of Company Common Stock presents one or more Certificates representing such Company Common Stock to Parent after Parent commences the distribution of the Merger Consideration pursuant to this Merger Agreement, and the shares of Company Common Stock represented by such Certificate(s) were not included in the calculation of the pro rata portion of the Merger Consideration allocable to each share of Company Common Stock, then Parent shall be reimbursed out of the Escrow Funds for the amount Parent is required to pay to such holder with respect to such Certificate(s), without regard to the $150,000 threshold, as promptly as practicable after Parent pays such amount to such holder (subject to the resolution of any dispute with respect thereto), and such amount shall not be deemed a Loss for purposes of determining whether the threshold has been met; and

        (ii) the Company Shareholders shall not be required to make any payment with respect to any claim for indemnification pursuant to Section 9.02(a), including any payment pursuant to Section 5.11, in excess of an aggregate of Five Million Dollars ($5,000,000) (after which point each such Company Shareholder shall have no obligation to indemnify the Parent Indemnified Persons from and against any further Losses or pay Parent any further amounts pursuant to this Merger Agreement (including, without limitation, Section 5.11)); provided, however, that this limitation shall not apply to the obligation of a Company Shareholder to indemnify Parent Indemnified Persons from and against any Losses arising out of misrepresentations, breaches or defaults that result from or are attributable to fraud or willful misconduct of such Company Shareholder.

SECTION 9.03 Offset Against Escrow Fund

(a) If a Parent Indemnified Person shall suffer any Losses for which such Parent Indemnified Person shall be entitled to recover Losses under Section 9.02, such Parent Indemnified Person shall seek reimbursement of such Losses out of the Escrow Fund pursuant to the procedures set forth in and the provisions of the Escrow Agreement, which shall be the Parent Indemnified Persons’ sole remedy for such Losses; provided, however, that this limitation shall not apply with respect to an obligation of a Company Shareholder to indemnify the Parent Indemnified Persons for Losses arising out of misrepresentations, breaches or defaults that result from or are attributable to fraud or willful misconduct of such Company Shareholder.

(b) The indemnity and other obligations of each Company Shareholder under this Merger Agreement shall only be satisfied through the exercise by Parent of the right of offset against the Escrow Fund in accordance with the terms of this Merger Agreement and the Escrow Agreement; provided, however, that this limitation shall not apply with respect to an obligation of a Company Shareholder to indemnify the Parent Indemnified Persons for Losses arising out of misrepresentations, breaches or defaults that result from or are attributable to fraud or willful misconduct of such Company Shareholder. Following its exhaustion of its offset and reimbursement rights with respect to the Escrow Fund as set forth in the preceding sentence, no Parent Indemnified Person shall have any right to claim or seek to enforce any further indemnity obligations of the Company Shareholders pursuant to Section 9.02 hereof; provided, however, that this limitation shall not apply with respect to an obligation of a Company Shareholder to indemnify the Parent Indemnified Persons for Losses arising out of misrepresentations, breaches or defaults that result from or are attributable to fraud or willful misconduct of such Company Shareholder.

SECTION 9.04 Third Party Claims.

If a claim for indemnity shall arise from the claim or litigation of a third party (a “Third Party Claim”), the obligations and liabilities of the Company Shareholders and Parent with respect to their respective indemnities pursuant to this Article IX resulting from any such Third Party Claim shall be subject to the following terms and conditions:

(a) The party seeking indemnification (the “Indemnified Party”) must give the party obligated to indemnify (the “Indemnifying Party”) notice of any Third Party Claim which is asserted against, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

(b) Subject to subsections (c) and (d) of this Section 9.04, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying

Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party’s risk and expense.

(c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.04, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred, subject to Section 9.02(b), as applicable.

(d) Anything in this Section 9.04 to the contrary notwithstanding, (i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 9.04, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.04 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.05 Shareholders’ Representative

Except with respect to claims for indemnification against a Company Shareholder with respect to any fraud or willful misconduct of such Company Shareholder, if the Indemnified Parties or Indemnifying Parties in any circumstance shall be more than one of the Company Shareholders, then any and all actions, decisions or notices required or permitted under this Article IX and any and all rights and obligations of such Persons pursuant to this Article IX shall be taken, given, done, satisfied, exercised or waived by the Shareholders’ Representative pursuant to Section 2.03(c).

SECTION 9.06 Recovered Amounts

If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expenses incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

SECTION 9.07 No Recourse Against Company

The Company Shareholders hereby irrevocably waive any and all right to recourse against Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by Company in this Merger Agreement or any other Agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Merger Agreement. No Company Shareholder shall be entitled to contribution from, subrogation to or recovery against Company or the Surviving Corporation with respect to any liability of any Company Shareholder that may arise under or pursuant to this Merger Agreement or any of the other Agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Merger Agreement or such other Agreements and documents contemplated hereby.

SECTION 9.08 Specific Performance

In addition to any other remedies which Parent or Merger Sub may have at law or in equity, Company hereby acknowledges that Company and the transactions contemplated under this Merger Agreement are unique, and that the harm to Parent or Merger Sub resulting from breaches by Company of its obligation cannot be adequately compensated by damages. Accordingly, Company agrees that Parent and Merger Sub shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Merger Agreement specifically performed by Company and that Parent and Merger Sub shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

In addition to any other remedies which Company may have at law or in equity, each of Parent and Merger Sub hereby acknowledges that Parent, Merger Sub and the transactions contemplated under this Merger Agreement are unique, and that the harm to Company resulting from breaches by Parent and/or Merger Sub of their respective obligations cannot be adequately compensated by damages. Accordingly, each of Parent and Merger Sub agrees that Company shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Merger Agreement specifically performed by Parent and Merger Sub and that Company shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

SECTION 9.09 Remedies

Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns; provided, however, after the Closing, the remedies provided by this Article IX shall be the parties’ exclusive remedies for monetary damages for breaches of representations, warranties and covenants under this Merger Agreement. Parent and the Surviving Corporation agree not to bring any action against any Company Shareholder inconsistent with the preceding sentence.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub:

SRA International, Inc.
4300 Fair Lakes Court,
Fairfax, VA 22033
Facsimile: (703) 803-1793
Attention: Corporate Secretary

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
555 Thirteenth Street, NW
Washington, D.C. 20004
Facsimile: (202) 637-5910
Attention: Stuart A. Barr, Esq.

(b)	If to Company:

Adroit Systems, Inc.

209 Madison Street

Alexandria, VA 22314

Facsimile: (703) 684-2960

Attention: Russell Scholl

With a copy (which shall not constitute notice) to:

Steptoe & Johnson LLP

1330 Connecticut Avenue, NW

Washington, DC 20036

Facsimile: (202) 429-3902

Attention: Erik L. Kitchen

(c)	If to Shareholders’ Representative:

Adroit Systems, Inc.

209 Madison Street

Alexandria, VA 22314

Facsimile: (703) 684-2960

Attention: David Sterling

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 10.02 Headings

The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

SECTION 10.03 Severability

If any term or other provision of this Merger Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04 Entire Agreement

This Merger Agreement (together with the Exhibits, Annexes, the Company Disclosure Schedule, the Parent Disclosure Schedule, Stock Purchase Agreements, Voting Agreements, Escrow Agreement and any other certificates delivered pursuant hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, excluding the Non-Disclosure Agreement (which shall remain in full force and effect).

SECTION 10.05 Assignment

Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub shall have the right to assign this Merger Agreement without the prior written consent of Company (but subject to prior notice of such assignment to Company) to a direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Merger Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 10.06 Parties in Interest

(a) Except as provided in Section 6.07 and in subsection 10.06(b) below, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Merger Agreement, express or implied, other than the rights of the Parent Indemnified Persons pursuant to Article IX, is intended to or shall confer upon any other Person (including, but not limited to, any Company Shareholder) any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

(b) Prior to the Closing, this Merger Agreement is not intended to and shall not confer upon any Company Shareholder any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement. After the Closing, this Merger Agreement is intended to and shall confer upon the Company Shareholders the rights, benefits and remedies that result from this Merger Agreement; provided, however, that the Shareholders’ Representative, as agent for the Company Shareholders, shall have the sole right to bring an action to enforce the provisions of this Merger Agreement on behalf of the Company Shareholders. Under no circumstance shall any Company Shareholder other than the Shareholders’ Representative have any right to bring an action to enforce any provision of this Merger Agreement. Notwithstanding the foregoing, any Company Shareholder may interpose the terms of this Merger Agreement as a defense in any action.

SECTION 10.07 Mutual Drafting

Each party has participated in the drafting of this Merger Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Consequently, this Merger Agreement shall be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.08 Governing Law

This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.09 Counterparts

This Merger Agreement may be executed and delivered in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

SECTION 10.10 Construction

(a) For purposes of this Merger Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) As used in this Merger Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Merger Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Merger Agreement and Exhibits to this Merger Agreement.

(d) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by comparable successor statutes.

ARTICLE XI

DEFINITIONS

For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

“Acquisition Proposal” shall mean any offer, proposal, letter of intent, inquiry or expression or indication of interest (other than an offer, proposal, letter of intent, inquiry or expression or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) Company is a constituent corporation, (ii) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than ten percent (10%) of the outstanding securities of any class of voting securities of Company, or (iii) Company issues securities representing more than ten percent (10%) of the outstanding securities of any class of voting securities of Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of Assets or rights that constitute or account for 10% or more of the net revenues, net income or Assets of Company; or

(c) any liquidation or dissolution of Company.

“Additional Escrow Period” is defined in Section 2.03(b).

“Affiliate” means: (a) with respect to an individual, any member of such individual’s immediate family; (b) with respect to an entity, any officer, director, shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

“Agreement” means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings

“Articles of Merger” is defined in Section 1.02(b).

“Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

“Board of Directors” means the board of directors of the applicable entity.

“business day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the Commonwealth of Virginia are authorized or obligated to be closed.

“Certificate” is defined in Section 2.01(a).

“Closing” is defined in Section 1.02(a).

“Closing Balance Sheet” is defined in Section 5.11(a).

“Closing Date” is defined in Section 1.02(a).

“Closing Net Tangible Assets Statement” is defined in Section 5.11(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cognizant Agency” is defined in Section 5.08(b).

“Company” is defined in the Preamble to this Merger Agreement.

“Company Benefit Plans” means all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, whether or not terminated, and trust Agreements and insurance contracts under or with respect to which Company has or could have any liability, contingent, secondary or otherwise, and any other benefit plan, program, practice, arrangement, or Agreement (including without limitation employment Agreements) providing benefits of any kind to employees, officers, directors, or independent contractors.

“Company Common Stock” is defined in Section 3.04.

“Company Contracts” is defined in Section 3.13.

“Company Disclosure Schedule” is defined in Article III.

“Company Financial Statements” is defined in Section 3.08(a).

“Company Inventions Agreement” is defined in Section 3.07(b).

“Company Material Adverse Effect” means any state of facts, change, development, effect, occurrence or condition that has a material adverse effect on (i) the business, results of operations, properties, Assets, liabilities or financial condition of Company, or (ii) Company’s ability to consummate the transactions contemplated hereby on a timely basis except to the extent caused by (a) the effects of conditions or events resulting from general financial, political, economic or market conditions; (b) the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; and (c) any change resulting from any action or inaction of Parent or Merger Sub in breach of this Merger Agreement. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Company Material Adverse Effect, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to Company unless it is disclosed herein or in the Company Disclosure Schedule.

“Company Pension Plan” means any Company Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Company Share Amount” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase Agreement or other Agreement).

“Company Shareholders” means the holders of the Company’s Common Stock as of the Effective Time.

“Company Shareholder Approval” is defined in Section 3.05.

“Company Stock Options” means the outstanding stock options to purchase Company Common Stock under the Option Plan.

“Company Stock Plan” means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause any other Person to, issue, deliver or sell shares of capital stock of Company, or grant, extend or enter into any option, warrant, call, right, commitment or Agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company.

“Contracting Party” is defined in Section 6.01(b)(ii).

“Control” (including the terms “Controlled by” and “under common Control with”) means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

“D&O Claim” is defined in Section 6.07(a).

“D&O Indemnified Parties” is defined in Section 6.07(a).

“Dissenting Shareholder” is defined in Section 2.01(d).

“Dissenting Shares” is defined in Section 2.01(d).

“Effective Time” is defined in Section 1.02(b).

“Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, claim or equity of any kind.

“Environmental Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages

(including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, Release of, or exposure to, Hazardous Materials or other environmental conditions at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal of Hazardous Materials originating from Company’s Assets or business; or (iii) any violations of Environmental Laws by Company prior to the Closing Date, including reasonable expenditures necessary to cause Company to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” means any federal, state or local Law relating to pollution, damage to or protection of the environment or the effect of the environment on human health, including, without limitation, Laws relating to the Release of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” is defined in Section 2.03(a).

“Escrow Agreement” is defined in Section 2.03(a).

“Escrow Cash” is defined in Section 2.03(a).

“Escrow Fund” is defined in Section 2.03(a).

“Escrow Period” is defined in Section 2.03(b).

“Exhibits” is defined in Section 10.10(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entities” (including the term “Governmental”) means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

“Government Contract Consents” is defined in Section 6.01(b)(ii).

“Government Contracts” is defined in Section 3.25(a).

“Government Property” means property or equipment in the possession of or directly acquired by a Governmental Entity and subsequently made available to Company or any other property or equipment otherwise acquired by Company to which a Governmental Entity has title.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Indemnified Party” is defined in Section 9.04(a).

“Indemnifying Party” is defined in Section 9.04(a).

“Initial Escrow Period” is defined in Section 2.03(b).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (g) computer software owned or licensed (other than computer software licenses implied by the sale of a product and licenses for commercially available or “off the shelf” software programs), (h) other proprietary rights and (i) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

“IRS” means the Internal Revenue Service.

“Key Employees” means the employees of Company listed on Annex C hereto.

“knowledge” will be deemed to be present with respect to Company when the matter in question is known, or upon reasonable investigation, should have been known, to an officer of Company at the level of Vice President or higher.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

“Loss” or “Losses” means all demands, losses, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements, including any indirect, consequential, incidental, punitive damages and/or loss of profit, under any theory of law (including tort, contract and strict liability) regardless of whether the party knew or should have known of the possibility of such damages or loss of profit; provided, however, that any Government Contract that is not renewed shall not be deemed a Loss.

“Merger” is defined in the Preamble to this Merger Agreement.

“Merger Agreement” is defined in the Preamble to this Merger Agreement.

“Merger Consideration” is defined in Section 2.01(a).

“Merger Sub” is defined in the Preamble to this Merger Agreement.

“Merger Sub Stock” is defined in Section 2.01(c).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Company contributes, has an obligation to contribute, or has at any time since September 2, 1974, contributed or been obligated to contribute.

“National Security Information” means such term as defined in the Executive Order No. 12958 released on April 17, 1995.

“Net Tangible Assets” means the amount by which the amount listed as “Shareholders’ Equity” on the Closing Balance Sheet exceeds the aggregate dollar value of Company’s “intangible assets” (as such term is defined by GAAP) listed on the Closing Balance Sheet. Parent and Company agree that, as of September 30, 2002, the Net Tangible Assets of Company were equal to $8,287,294.

“Non-Disclosure Agreement” is defined in Section 5.05.

“Option Adjustment Amount” means the amount, if any, by which (A) One Million One Hundred Twenty Nine Thousand One Hundred Sixty Seven Dollars ($1,129,167) exceeds (B) the aggregate amount of cash proceeds received by Company between September 30, 2002 and the Effective Time as a result of the exercise of Company Stock Options.

“Option Plan” means the Adroit Systems, Inc. Equity Participation Plan, dated January 16, 2002, as amended.

“Ordinary Course of Business” means ordinary course of business of Company consistent with its past practices.

“Parent” is defined in the Preamble to this Merger Agreement.

“Parent Common Stock” means the common stock par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” is defined in Article IV.

“Parent Indemnified Person” is defined in Section 9.02(a).

“Parent Material Adverse Effect” means any state of facts, change, development, effect, occurrence or condition that has a material adverse effect on (i) the business, results of operations, properties, Assets, liabilities or financial condition of Parent, or (ii) Parent’s ability to consummate the transactions contemplated hereby on a timely basis except to the extent caused by (a) the effects of conditions or events resulting from general financial, political, economic or market conditions; (b) the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; and (c) any change resulting from any action or inaction of Company in breach of this Merger Agreement. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Parent Material Adverse Effect, Company will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to Parent or its Subsidiaries (including Merger Sub) unless it is disclosed in the Parent Disclosure Schedule.

“Permitted Encumbrance” means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable, (ii) landlord, warehouse and materialmen’s liens and (iii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

“Plan” means any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company; (b) to which Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any

Person who performs or who has performed services for Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

“Post-Signing Returns” is defined in Section 5.04.

“Proxy Statement” is defined in Section 5.07(a).

“Pro Rata Portion” means, with respect to a Company Shareholder, the ratio of (a) that portion of the Merger Consideration allocable to such Company Shareholder to (b) the Transaction Value.

“Real Property” means any real property owned, operated or leased by Company.

“Real Property Leases” is defined in Section 3.12.

“Recovery” is defined in Section 9.06.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representatives” is defined in Section 5.09.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“Sarbanes-Oxley Act” is defined in Section 3.32.

“SCI” or “Sensitive Compartmented Information” means such term as defined in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995).

“SCI Documents” means such term as described in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995), as applied to documents containing Sensitive Compartmented Information for which Company is accountable.

“SCIF” is defined in Section 5.08(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Sensitive Compartmented Information Facilities” means such term as the defined in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995).

“Shareholders’ Representative” is defined in Section 2.03(c).

“Special Meeting” is defined in Section 5.07(a).

“Stock Purchase Agreements” is defined in Section 7.02(m).

“Subsidiary” means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body or otherwise exercise Control of such entity.

“Surviving Corporation” is defined in Section 1.01.

“Takeover Statute” is defined in Section 3.23.

“Taxes” (including the terms “Tax” and “Taxing”) means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes), assessments, levies, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Tax Liabilities” means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company is liable, or any deficiency or claim for any such Taxes that has been to Company’s knowledge proposed, asserted or threatened.

“Tax Returns” means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party Claim” is defined in Section 9.04.

“Transaction Value” means Forty Million Dollars ($40,000,000) less the Option Adjustment Amount.

“VEBA” is defined in Section 3.15(g).

“Voting Agreements” is defined in the Preamble.

“VSCA” is defined in the Preamble.

*    *    *    *    *

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Merger Agreement or have caused this Merger Agreement to be duly executed and delivered, as of the date first set forth above.

SRA INTERNATIONAL, INC.

/s/ Barry S. Landew
Barry S. Landew Senior Vice President

ALEX ACQUISITION CORPORATION

/s/ Stephen C. Hughes
Stephen C. Hughes Secretary

ADROIT SYSTEMS, INC.

/s/ Terry M. Ryan
Terry M. Ryan President and CEO

The undersigned hereby acknowledges his appointment as the Shareholders’ Representative hereunder and his willingness to fulfill the duties of the Shareholders’ Representative as contemplated by this Merger Agreement.

/s/ David E. Sterling
David E. Sterling Shareholders’ Representative